Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein Chairman and Chief Executive Officer 216-755-5500	Michelle M. Dawson Vice President of Investor Relations 216-755-5500 mdawson@ddr.com
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO PER
DILUTED SHARE OF $0.83 FOR THE QUARTER ENDED MARCH 31, 2008
CLEVELAND, OHIO, April 24, 2008 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant shopping centers, today reported operating results for the first quarter ended March 31, 2008.
•	Funds From Operations (“FFO”) per diluted share was $0.83 and net income per diluted share was $0.28 for the three-month period ended March 31, 2008, as compared to the prior-year comparable period of $0.91 and $0.42, respectively. The decrease in FFO and net income per share for the three-month period ended March 31, 2008, is primarily related to the release of certain tax reserves in the first quarter of 2007 and a reduction in the amount of transactional income offset by a full three months of operating results as a result of the merger with Inland Retail Real Estate Trust, Inc.(“IRRETI”).

•	Executed leases during the first quarter totaled approximately 2.9 million square feet, including 144 new leases and 329 renewals.

•	On a cash basis, base rental rates increased 27.8% on new leases, 7.0% on renewals and 10.7% overall.

•	Core portfolio leased percentage at March 31, 2008 was 95.8%.

•	Same store net operating income (“NOI”) for the quarter increased 2.0% over the prior-year comparable period.
Scott Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, commented, “We’re pleased to report this quarter’s financial results, which demonstrate the strength of our portfolio and consistency in our performance, despite challenges in the broader economy. We expect property fundamentals in our portfolio to remain strong as our largest tenant relationships continue to benefit from market share gains due to solid balance sheets and price-sensitive consumers.”
“We’re pleased with the progress we’ve made in addressing our 2008 debt and loan maturities and we remain focused on our balance sheet in order to minimize our risk profile while allowing us to pursue opportunities created by the credit market dislocation,” Mr. Wolstein continued.

Financial Results:
Net income applicable to common shareholders was $32.9 million, or $0.28 per share (diluted and basic), for the three-month period ended March 31, 2008, as compared to $48.7 million, or $0.42 per share (diluted and basic), for the prior-year comparable period. The decrease in net income for the three-month period ended March 31, 2008, is primarily related to the release of certain tax reserves in the first quarter of 2007 and a reduction in the amount of transactional income offset by a full three months of operating results as a result of the merger with IRRETI.
For the three-month periods ended March 31, 2008 and 2007, FFO per share was $0.83 (diluted and basic) and $0.91 (diluted and basic), respectively. FFO applicable to common shareholders was $99.6 million for the three-month period ended March 31, 2008, as compared to $106.2 million for the three-month period ended March 31, 2007. The decrease in FFO for the three-month period ended March 31, 2008, is a result of the same factors impacting net income as described above.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
The following results from the first quarter ended March 31, 2008 highlight continued strong leasing activity throughout the portfolio:
•	Executed 144 new leases aggregating 0.8 million square feet and 329 renewals aggregating 2.1 million square feet.

•	On a cash basis, rental rates on new leases increased 27.8% and rental rates on renewals increased 7.0%. Overall, rental rates for new leases and renewals increased 10.7%.

•	Total portfolio average annualized base rent per occupied square foot, excluding Brazil, as of March 31, 2008 was $12.38, as compared to $12.36 at March 31, 2007.

•	Core portfolio leased rate was 95.8% as of March 31, 2008, as compared to 96.0% at March 31, 2007.
The Company and its joint ventures (at 100%) estimate total annual recurring leasing capital expenditures to be approximately $25 million ($0.21 per square foot of owned GLA) in 2008.
Acquisitions:
In January 2008, through a 50% consolidated joint venture interest with Holborn Brampton Limited Partnership, the Company acquired 43 acres of land in Brampton, Ontario, Canada, for approximately $32.6 million to develop a retail shopping center.
Dispositions:
In the first quarter of 2008, the Company sold two shopping centers, including one which was considered held for sale at December 31, 2007, aggregating approximately 0.1 million square feet for an aggregate sales price of $8.0 million.
Macquarie DDR Trust Share Purchase:
In February 2008, the Company began purchasing units of Macquarie DDR Trust (“MDT”), an Australian Based Listed Property Trust sponsored by Macquarie Bank Limited (ASX: MBL), an international investment bank, advisor and manager of specialized real estate funds. MDT is DDR’s joint venture partner in the DDR Macquarie Fund LLC joint venture (“the Fund”). Through the combination of its purchase of the units in MDT and its direct and indirect ownership of the Fund, DDR is entitled to an approximate 17.2% of the economic interest in the Fund at March 31, 2008. Through April 21, 2008, the Company has purchased 59.7 million MDT units in open market transactions at an aggregate cost of approximately $27.5 million, which reflects a weighted-average price per unit of $0.46.

Wholly-Owned and Consolidated Joint Venture Development:
The Company currently has the following wholly-owned and consolidated joint venture shopping center projects under construction:

			Estimated
		Expected	Initial
	Owned	Net Cost	Anchor
Location	GLA	($ Millions)	Opening *	Description
Ukiah (Mendocino), California **	409,900	$101.4	1H 10	Community Center
Miami (Homestead), Florida	275,839	74.9	2H 08	Community Center
Miami, Florida	400,685	142.6	2H 06	Mixed Use
Tampa (Brandon), Florida	241,700	55.5	2H 09	Community Center
Tampa (Wesley Chapel), Florida	73,360	13.7	2H 09	Community Center
Boise (Nampa), Idaho	450,855	123.1	2H 07	Community Center
Boston, Massachusetts (Seabrook, New Hampshire)	210,180	50.1	2H 09	Community Center
Elmira (Horseheads), New York	350,987	53.0	1H 07	Community Center
Raleigh (Apex), North Carolina (Promenade)	81,780	17.9	2H 09	Community Center
Raleigh (Apex), North Carolina (Beaver Creek
Crossing, Phase II)	162,270	50.8	2H 10	Community Center
Austin (Kyle), Texas **	325,005	60.0	2H 09	Community Center

Total	2,982,561	$743.0

*	1H = First Half, 2H = Second Half

**	Consolidated 50% Joint Venture
At March 31, 2008, $430.3 million of costs were incurred in relation to the Company’s 11 development projects under construction.
In addition to these current developments, the Company and its Joint Ventures are scheduled to commence construction on various other developments, including several international projects. The Company has also identified several additional potential development opportunities reflecting an aggregate estimated cost of over $1 billion. While there are no assurances any of these projects will be undertaken, they provide a source of potential development projects over the next several years. As of March 31, 2008, the projected unleveraged GAAP return on the Company’s aggregate development and redevelopment pipeline is approximately 10%.

Unconsolidated Joint Venture Development:
The Company’s unconsolidated joint ventures have the following shopping center projects under construction. At March 31, 2008, $283.7 million of costs had been incurred in relation to these development projects.

	DDR's Effective		Expected	Estimated
	Ownership	Owned	Net Cost ($	Initial Anchor
Location	Percentage	GLA__	Millions)	Opening*	Description
Kansas City (Merriam), Kansas	20.0%	202,116	$46.8	2H 08	Community Center
Detroit (Bloomfield
Hills), Michigan	10.0%	882,197	192.5	2H 09	Lifestyle Center
Dallas (Allen), Texas	10.0%	797,665	171.2	1H 08	Lifestyle Center
Manaus, Brazil	47.4%	477,630	82.6	1H 09	Enclosed Mall

Total		2,359,608	$493.1

*	1H = First Half, 2H = Second Half
Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions:
The Company is currently expanding/redeveloping the following wholly-owned and consolidated joint venture shopping centers at a projected aggregate net cost of approximately $152.5 million. At March 31, 2008, approximately $99.6 million of costs had been incurred in relation to these projects.

Property	Description
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior tenants
Chesterfield, Michigan	Construct 25,400 sf of small shop space and retail space
Olean, New York	Wal-Mart expansion and tenant relocation
Fayetteville, North Carolina	Redevelop 18,000 sf of small shop space and construct an outparcel building
Akron (Stow), Ohio	Redevelop former K-Mart space and develop new outparcels
Dayton (Huber Heights), Ohio	Construct 45,000 sf junior tenant

Unconsolidated Joint Venture Redevelopments and Expansions:
The Company’s unconsolidated joint ventures are currently expanding/redeveloping the following shopping centers at a projected net cost of $458.9 million, which includes original acquisition costs related to assets acquired for development. At March 31, 2008, approximately $404.4 million of costs had been incurred in relation to these projects. The following is a summary of these joint venture redevelopment and expansion projects:

	DDR's Effective
	Ownership
Property	Percentage	Description
Buena Park, California	20.0%	Large-scale redevelopment of enclosed mall to open-air format
Los Angeles (Lancaster), California	21.0%	Relocate Wal-Mart and redevelop former Wal-Mart space
Chicago (Deer Park), Illinois	25.75%	Re-tenant former retail shop space with junior tenant and construct 13,500 sf multi-tenant outparcel building
Benton Harbor, Michigan	20.0%	Construct 89,000 sf of anchor space and retail shops
Kansas City, Missouri	20.0%	Relocate retail shops and re-tenant former retail shop space
Cincinnati, Ohio	18.0%	Redevelop former JCPenney space
Financing:
In March 2008, the Company entered into mortgage loans with Metropolitan Life Insurance Company on six of its shopping center assets, four of which are located in the continental U.S. and two of which are located in Puerto Rico, for an aggregate of $350.0 million with a maturity date of April 2013. The loans have a fixed interest rate of 5.0% and provide for interest-only debt service payments with a balloon payment at maturity. The Company used the proceeds from the loans to repay scheduled 2008 debt maturities and the remaining balance to repay revolving credit facilities.
Other loan closings during the quarter included a $71 million construction loan on our Homestead, Florida development and the refinancing of $72 million of joint venture debt. In addition, our 50% joint venture with Sonae Sierra, which owns and develops retail real estate in Brazil, closed on a R$50 million Reais credit facility in late February.
In January 2008, the Company repaid unsecured notes aggregating $100.0 million through borrowings on the Company’s revolving credit facilities.
Developers Diversified Realty Corporation currently owns and manages over 740 retail operating and development properties in 45 states, plus Puerto Rico, Brazil, Russia and Canada, totaling approximately 162 million square feet. Developers Diversified Realty Corporation is a self-administered and self-managed REIT operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Web site which is located at http://www.ddr.com.

Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form 10-K as of December 31, 2007.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Periods
	Ended March 31,
	2008	2007
Revenues:
Minimum rents (A)	$160,852	$149,825
Percentage and overage rents (A)	3,006	2,005
Recoveries from tenants	53,602	45,722
Ancillary and other property income	4,662	4,702
Management, development and other fee income	16,287	9,082
Other (B)	3,487	7,709

	241,896	219,045

Expenses:
Operating and maintenance	36,869	27,342
Real estate taxes	27,675	25,810
General and administrative (C)	20,715	21,518
Depreciation and amortization	57,139	52,096

	142,398	126,766

Other income (expense):
Interest income	582	3,682
Interest expense	(62,214)	(60,471)
Other expense (D)	(497)	(225)

	(62,129)	(57,014)

Income before equity in net income of joint ventures, minority equity interests, income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate, net of tax	37,369	35,265
Equity in net income of joint ventures (E)	7,388	6,281
Minority equity interests (F)	(2,371)	(5,839)
Income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes (G)	(1,045)	15,061

Income from continuing operations	41,341	50,768
(Loss) income from discontinued operations (H)	(284)	5,758

Income before gain on disposition of real estate	41,057	56,526
Gain on disposition of real estate, net of tax	2,367	6,010

Net income	$43,424	$62,536

Net income applicable to common shareholders	$32,857	$48,744

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$32,857	$48,744
Depreciation and amortization of real estate investments	54,362	52,449
Equity in net income of joint ventures (E)	(7,388)	(6,281)
Joint ventures’ FFO (E)	19,181	13,559
Minority equity interests (OP Units) (F)	595	569
Gain on disposition of depreciable real estate	(19)	(2,857)

FFO applicable to common shareholders	99,588	106,183
Preferred dividends	10,567	13,792

FFO	$110,155	$119,975

Per share data:
Earnings per common share
Basic	$0.28	$0.42

Diluted	$0.28	$0.42

Dividends Declared	$0.69	$0.66

Funds From Operations — Basic (I)	$0.83	$0.91

Funds From Operations — Diluted (I)	$0.83	$0.91

Basic — average shares outstanding (I)	119,148	114,851

Diluted — average shares outstanding (I)	119,349	115,661

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Increases in base and percentage rental revenues for the three-month period ended March 31, 2008, as compared to the prior-year comparable period, aggregated $12.1 million, consisting of $3.2 million related to leasing of core portfolio properties (an increase of 2.5% from 2007), $17.8 million from the acquisition of assets and the merger with IRRETI, $1.4 million related to developments and redevelopments and $0.4 million from an increase in occupancy at the business centers. These amounts were offset by a decrease of $10.7 million due to the disposition of properties in 2007 and 2008. Included in the rental revenues for the three-month periods ended March 31, 2008 and 2007, is approximately $2.8 million and $3.1 million, respectively, of revenue resulting from the recognition of straight-line rents.

(B)	Other income for the three-month periods ended March 31, 2008 and 2007 was comprised of the following (in millions):

	Three-Month Periods
	Ended March 31,
	2008	2007
Acquisition fees	$—	$6.3
Lease termination fees	3.3	1.3
Other miscellaneous	0.2	0.1

	$3.5	$7.7

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the three-month periods ended March 31, 2008 and 2007, general and administrative expenses were approximately 4.3% and 5.7%, respectively, of total revenues, including joint venture revenues. For the three-month period ended March 31, 2007, the Company recorded a charge of approximately $4.1 million to general and administrative expense in connection with the Company’s former president’s departure as an executive officer. Excluding this charge, general and administrative expenses were 4.6% of total revenues for the three-month period ended March 31, 2007.

(D)	Other income/expense primarily relates to abandoned acquisition and development project costs.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(E)	The following is a summary of the combined operating results of the Company’s joint ventures:

	Three-Month Periods
	Ended March 31,
	2008	2007
Revenues from operations (a)	$238,187	$145,258

Operating expense	80,918	48,443
Depreciation and amortization of real estate investments	56,604	30,502
Interest expense	77,295	45,669

	214,817	124,614

Income from operations before tax expense and discontinued operations	23,370	20,644
Income tax expense	(3,780)	(2,249)
Loss from discontinued operations, net of tax	—	(157)
Loss on disposition of discontinued operations, net of tax	(2)	(341)
Other gain, net	6,439	—

Net income	$26,027	$17,897

DDR ownership interests (b)	$7,489	$6,511

FFO from joint ventures are summarized as follows:
Net income	$26,027	$17,897
Loss on disposition of real estate, including discontinued operations	2	—
Depreciation and amortization of real estate investments	56,604	30,963

	$82,633	$48,860

DDR ownership interests (b)	$19,181	$13,559

DDR joint venture distributions received, net (c)	$13,700	$10,218

(a)	Revenues for the three-month periods ended March 31, 2008 and 2007 included approximately $2.3 million and $1.3 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share was $0.3 million and $0.2 million, respectively.

(b)	The Company’s share of joint venture net income decreased by $0.1 million and $0.3 million for the three-month periods ended March 31, 2008 and 2007, respectively. These adjustments reflect basis differences impacting amortization and depreciation and gain on dispositions.

At March 31, 2008 and 2007, the Company owned joint venture interests, excluding consolidated joint ventures, in 273 and 212 shopping center properties, respectively. In addition, at March 31, 2008 and 2007, the Company owned 44 and 48 shopping center sites formerly owned by Service Merchandise, respectively, through its 20% owned joint venture with Coventry II.

(c)	Distributions may include funds received from asset sales and refinancings in addition to ongoing operating distributions.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(F)	Minority equity interests are comprised of the following:

	Three-Month Periods
	Ended March 31,
	2008	2007
Minority equity interests	$1,776	$1,488
Operating partnership units	595	569
Preferred operating partnership units	—	3,782

	$2,371	$5,839

The preferred operating partnership units were redeemed in June 2007.
(G)	During the first quarter of 2007, the Company released to income approximately $15.0 million of previously established valuation allowances against certain deferred tax assets as management had determined, due to several factors, that it is more likely than not that the deferred tax asset will be realized. The release was primarily due to the Company’s increased use of its taxable REIT subsidiaries relating to its merchant building program.

(H)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Periods
	Ended March 31,
	2008	2007
Revenues	$119	$11,916

Expenses:
Operating	134	3,257
Interest, net	10	3,220
Depreciation	68	2,500

Total expenses	212	8,977

(Loss) income before (loss) gain on disposition of real estate	(93)	2,939
(Loss) gain on disposition of real estate	(191)	2,819

Net (loss) income	$(284)	$5,758

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of approximately 0.9 million Operating Partnership Units (OP Units) outstanding at March 31, 2008 and 2007, into 0.9 million common shares of the Company for both of the three-month periods ended March 31, 2008 and 2007, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 120.6 million and 116.9 million for the three-month periods ended March 31, 2008 and 2007, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	March 31, 2008 (A)	December 31, 2007 (A)
Assets:
Real estate and rental property:
Land	$2,103,771	$2,142,942
Buildings	5,945,652	5,933,890
Fixtures and tenant improvements	245,980	237,117

	8,295,403	8,313,949
Less: Accumulated depreciation	(1,077,841)	(1,024,048)

	7,217,562	7,289,901
Construction in progress	782,534	664,926
Assets held for sale	—	5,796

Real estate, net	8,000,096	7,960,623

Investments in and advances to joint ventures	646,627	638,111
Cash	70,964	49,547
Restricted cash	49,635	58,958
Notes receivable	19,076	18,557
Receivables, including straight-line rent, net	197,552	199,354
Other assets, net	169,793	164,666

	$9,153,743	$9,089,816

Liabilities:
Indebtedness:
Revolving credit facilities	$741,818	$709,459
Unsecured debt	2,522,431	2,622,219
Mortgage and other secured debt	2,445,552	2,259,336

	5,709,801	5,591,014
Dividends payable	89,606	85,851
Other liabilities	281,835	285,245

	6,081,242	5,962,110
Minority equity interests	130,857	128,881
Shareholders’ equity	2,941,644	2,998,825

	$9,153,743	$9,089,816

(A)	Amounts include the consolidation of Mervyns, a 50% owned joint venture, which includes $405.8 million of real estate assets at March 31, 2008 and December 31, 2007, $258.5 million of mortgage debt at March 31, 2008 and December 31, 2007, and $73.4 million and $74.6 million of minority equity interest at March 31, 2008 and December 31, 2007, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	March 31, 2008	December 31, 2007
Land	$2,386,799	$2,384,069
Buildings	6,269,832	6,253,167
Fixtures and tenant improvements	113,309	101,115

	8,769,940	8,738,351
Less: Accumulated depreciation	(463,607)	(412,806)

	8,306,333	8,325,545
Construction in progress	260,845	207,387

Real estate, net	8,567,178	8,532,932
Receivables, including straight-line rent, net	119,732	124,540
Leasehold interests	13,634	13,927
Other assets	439,253	365,925

	$9,139,797	$9,037,324

Mortgage debt (a)	$5,581,082	$5,551,839
Notes and accrued interest payable to DDR	8,196	8,492
Other liabilities	269,393	201,083

	5,858,671	5,761,414
Accumulated equity	3,281,126	3,275,910

	$9,139,797	$9,037,324

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $1,070.9 million and $1,034.1 million at March 31, 2008 and December 31, 2007, respectively.